EMPLOYMENT AGREEMENT

(Scott A. Falconer)

This EMPLOYMENT AGREEMENT, dated May 14, 2008 (this "Agreement"), is between NutriSystem, Inc., a Delaware corporation, with a principal place of business located at 300 Welsh Road, Building 1, Suite 100, Horsham, Pennsylvania 19044 (the "Company"), and Scott A. Falconer (the "Employee").

  Employment

  This Agreement is effective on the Employee's first date of employment with the Company, which is expected to be May 14, 2008 or such earlier date as may be mutually agreed upon by the parties (the "Effective Date"). The Employee shall be the Executive Vice President of Customer Management and Product Development and shall perform duties consistent with this position as are assigned by the President, the Chief Executive Officer or the Board of Directors of the Company (the "Board"). The Employee shall report directly to the Chief Executive Officer. The parties anticipate that, within six (6) months of employment, and at the sole discretion of the Chief Executive Officer, Employee's title will change to Executive Vice President of Global Operations.

  Performance/Scope of Employment

  The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement during normal business hours. Employee's duties shall consist of, in addition to any others assigned to Employee from time to time by the Chief Executive Officer, management of telesales to new customers, customer management including design and implementation of the customer experience, retention programs, additional sales activities, management of Client Services and Counseling areas ("Customer Management"), Product Development, Supply Chain, including relationships with major suppliers and fulfillment of orders, Information Technology (within 90 days of start) and International Operations (soon after integration of Supply Chain and IT into the role - approximately 90 days after start).

  Term

  The initial term of employment under this Agreement (the "Initial Term") begins on the Effective Date and extends for three years. This Agreement renews automatically for one year renewal terms (a "Renewal Term") unless either the Employee or the Company gives the other party written notice of non-renewal at least 3 months before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a one year Renewal Term upon a "Change of Control" (as defined below), beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the "Employment Term"). The Employment Term may be terminated early as provided in Sections 9 through 13 of this Agreement.

  Salary

  The Employee's annual salary (the "Salary") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $275,000 (the "Initial Salary"). The Board or the Compensation Committee of the Board (the "Compensation Committee") shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

  Stock

  The Compensation Committee has approved a restricted stock grant to the Employee on the Effective Date in an amount equal to 70,000 shares (the "Initial Stock Grant"). The Initial Stock Grant shall be in accordance with the terms and conditions set forth in the Stock Award Agreement attached as Appendix A. The Initial Stock Grant shall vest over four years from the Effective Date, with a tranche of 25% vesting on each of the first four anniversaries of the Effective Date, as set forth in Appendix A; provided that the Employee is employed by the Company on each such vesting date.

  The Compensation Committee has also approved a restricted stock grant to the Employee on the Effective Date in an amount equal to 30,000 shares (the "Performance Stock Grant"). The Performance Stock Grant shall vest based upon the achievement of certain performance goals for fiscal years 2008 and 2009, provided that the Employee is employed by the Company on the respective vesting dates. The Performance Stock Grant shall be in accordance with the terms and conditions set forth in the Performance Stock Award Agreement attached as Appendix B.

  Bonus

  During the Employment Term, the Employee shall be entitled to participate in any bonus program established for officers of the Company generally. The Employee shall be entitled to participate in an annual bonus program to be established by the Board or the Compensation Committee (the "Annual Bonus"). During the Employment Term, the Employee shall be eligible to receive an Annual Bonus of 100% of the Employee's Salary; provided that the Annual Bonus shall be no less than the Minimum Bonus (as defined below); and provided, further, that the Annual Bonus is conditioned on the employment of the Employee with the Company through the date that Annual Bonus is paid. The Annual Bonus shall be paid at such time as bonuses are paid to the other officers of the Company, but no later than March 15th of the year that follows the fiscal year to which the Annual Bonus relates. The term "Minimum Bonus" shall mean $200,000 for the fiscal year ending December 31, 2008, 70% of the Employee's Salary for the fiscal years ending December 31, 2009 and 2010, and, if this Agreement is renewed for one Renewal Term beyond the Initial Term, 70% of the Employee's Salary for the fiscal year ending December 31, 2011.

  The Employee will be paid a guaranteed cash bonus of $140,000 within 15 business days following the Effective Date (the "Signing Bonus"), provided the Employee has commenced employment as an employee with the Company on the Effective Date.

  Relocation Package/Temporary Housing

  If the Employee relocates to the Horsham, Pennsylvania area at any time during the 2011 calendar year and while employed by the Company, then the Employee shall receive a relocation package in an amount of $60,000 (the "Relocation Amount"); provided, however, that this Relocation Amount is not subject to liquidation or exchange for another benefit from the Company if the Employee does not relocate to the Horsham, Pennsylvania area. The Employee will receive the Relocation Amount as follows: (1) the Company will reimburse the Employee for reimbursable Relocation Expenses upon the submission of written receipts for an amount up to the Relocation Amount as soon as administratively practicable, but no later than December 31, 2011, and to the extent such relocation reimbursement payments made by the Company are subject to applicable tax withholding, then the amount of any withholding taxes paid by the Company shall be counted toward the Relocation Amount, and (2) to the extent the total relocation reimbursements and withholding taxes thereon paid by the Company by December 31, 2011 are less than the Relocation Amount, then the difference between such total and the Relocation Amount will be paid out to the Employee, less applicable withholding taxes, on December 31, 2011. For this purpose, "Relocation Expenses" shall mean the following relocation expenses actually incurred by the Employee in the 2011 calendar year: home sale transaction and closing costs (including broker commission, inspection, title insurance, mortgage fees and points and filing fees), moving expenses and temporary travel while house hunting and relocation by the Employee and his family.

  The Company, at its cost, shall provide temporary furnished housing for the Employee on a month-to-month basis during the Initial Term, in reasonable proximity to the Company's headquarters, on a reasonable basis as determined in good faith by the Chief Executive Officer of the Company.

  Confidential Information, Non-Competition and Non-Solicitation

  The Employee agrees to execute and be covered by the terms of the Company's Nondisclosure and Noncompete Agreement for Management Employees upon the commencement of employment with the Company, which shall be in the form of Appendix C hereto.

  Death

  If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination, (b) Employee's estate shall receive a prorated Annual Bonus (calculated as equal to 100% of Salary) from the first day of the fiscal year in which the Employee dies through the date of death; and (c) the Initial Stock Grant will be accelerated for an additional period of 12 months following the month in which the Employee dies that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates.

  Total Disability

  If the Employee becomes "totally disabled," then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) a lump sum equal to one month of Salary, (c) Employee shall receive a prorated Annual Bonus (calculated as equal to 100% of Salary) from the first day of the fiscal year in which the Employee is totally disabled through the date of termination; and (d) the Initial Stock Grant will be accelerated for an additional period of 12 months following the month in which the Employee is totally disabled that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates; and (e) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company.

  The term "totally disabled" means the Employee is considered totally disabled (a) under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

  Termination for Cause

  The Company may terminate the Employee for "cause" immediately upon notice from the Company. If the Employee is terminated for "cause", then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

  The term "cause" means: (a) the Employee is convicted of a felony (excluding all vehicular and traffic offenses), or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee's duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee's employment with the Company.

  Termination by the Employee

  The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 8 of this Agreement.

  The Employee also may terminate this Agreement for Good Reason, provided that the Employee gives the Company written notice of the Good Reason condition within 90 days from the initial existence of the Good Reason condition, and if the Company has not cured the Good Reason condition within 30 days following such notice from the Employee, then the Employee's employment will be terminated effective as of the 30th day following the expiration of the Company's cure period, unless the Company designates an earlier termination date, and upon such a termination, the Employee will be treated in accordance with Section 13, as if the Employee's employment had been terminated by the Company without cause. As used herein, "Good Reason" means: (i) a material diminution in the Employee's base compensation, which for this purpose shall mean the Salary and the target Bonus which is 100% of Salary; (ii) a material diminution of the Employee's authority, duties or responsibilities as an Executive Vice President; (iii) a material diminution in the authority, duties or responsibilities of the Employee's supervisor, including a requirement that the Employee report to an officer or employee of the Company instead of reporting directly to the Chief Executive Officer; (iv) a material change in the geographic location at which the Employee performs services for the Company, which for this purpose shall mean the Company relocating its executive offices more than 60 miles from Horsham, Pennsylvania; and (v) any other action or inaction that constitutes a material breach of this Agreement by the Company.

  Termination without Cause or Non-Renewal by the Company

  The Company may terminate the Employee without "cause" by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If (1) the Employee is terminated without "cause," or (2) the Employee is terminated as a result of the non-renewal of this Agreement by the Company at the end of the Initial Term or any Renewal Term in accordance with Section 3, or (3) the Employee terminates his employment for Good Reason in accordance with Section 12, then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

      within 30 days following the Employee's termination date, but no sooner than the end of the revocation period for the release, the Company will pay to the Employee a lump sum severance payment in the amount equal to the sum of:
        24 months of the Salary then in effect;
        a pro rated amount of the Annual Bonus (calculated at 100% of Salary) from the first day of the fiscal year in which the termination occurred through the date of termination; and
        the value of the premium cost to the Company to continue the Employee on the Company's group life and AD&D policy for the 12 month period following the Employee's termination date; and
      the Employee's group healthcare coverage will be continued for 12 months, at the Employee's normal contribution rates; and
      the Employee's covenants against non-competition (as described in Section 8 of this Agreement) shall be reduced to a 12 month period from the termination date, from the period contained in the Agreement referred to in Section 8 above; and
      the Employee and the Company will enter into a mutual general release; and
      the Initial Stock Grant will be accelerated for an additional period of 12 months following the month in which the Employee is terminated that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates.
  Change of Control

  In the event a Change of Control occurs during the Employment Term, (a) on the date of the Change of Control, the Employee shall become 100% vested in the Initial Stock Grant and the Performance Stock Grant, and (b) if the Employee is employed by the Company on the first anniversary of the Change of Control, then, within 30 days after such anniversary (and without regard to whether the Employee is employed by the Company after such anniversary), the Company shall pay to the Employee a lump sum retention cash payment in an amount equal to 24 months of the monthly Salary as in effect for the Employee on the first anniversary of the Change of Control.

  For purposes of this Agreement, the term "Change of Control" shall mean the consummation of any of the following events:

  (i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions);

  (ii) dissolution or liquidation of the Company;

  (iii) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting securities (based upon voting power), or

  (iv) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

  Governing Law/Jurisdiction

  This Agreement is governed by Pennsylvania law. Any disputes, actions, claims or causes of action arising out of or in connection with the terms of this Agreement or the employment relationship between the Company and the Employee shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

  Entire Agreement; Amendments

  This Agreement sets forth the entire understanding among the parties hereto, and shall supersede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

  This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

  Withholding Taxes

  Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required by federal, state or local law.

  No Assignment

  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

  Jury Trial Waiver

  The parties hereby agree that they shall and do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any manner whatsoever, which arises out of or is connected in any way with this Agreement or with the employment relationship established between them.

  Compliance with Section 409A of the Code

  This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of payment.

  To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the 'separation pay exception' under Treas. Reg. section 1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Employee's termination of employment and therefore are deemed as deferred compensation subject to the requirements of section 409A of the Code, then if Employee is a "specified employee" of a publicly traded corporation under section 409A of the Code on the date of Employee's termination of employment, payment of severance under this Agreement shall be delayed for a period of 6 months from the date of the Employee's termination of employment if required by section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the 6 month period. If Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Employee's estate within 60 days after the date of Employee's death. The determination of whether Employee is a "specified employee" shall be made by the Compensation Committee (or its delegate) in accordance with section 409A of the Code and the regulations issued thereunder. The continuation of the group healthcare coverage is intended to be exempt from the requirements of section 409A of the Code pursuant to Treas. Reg. section 1.409A-1(b)(9)(v)(B).

  Excise Tax on Change of Control Payments

(a) In the event that any payments or benefits to be received by Employee in connection with a Change in Control (collectively, the "Original Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), then Company shall pay Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Original Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Original Payments to Employee; provided, however, that in no event shall the Gross-Up Payment to Employee exceed One Million Dollars ($1,000,000.00) in the aggregate.

(b) If, notwithstanding the Company's payment of up to One Million Dollars in Gross-Up Payments under sub-section (a), Employee would remain responsible for the payment of Excise Tax (in addition to the Excise Tax paid by the Company as part of the Gross-Up Payment), then the Original Payments to Employee shall be reduced (but not below zero), but only if and to the extent that the net after-tax benefit received by Employee by reason of such reduction shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Section, "net after-tax benefit" shall mean (a) the combined Original Payments and Gross-Up Payments which Employee receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of the Excise Tax imposed with respect to the payments and benefits described above. If a reduction is required by this provision, Employee in his sole and absolute discretion may determine which Original Payments shall be reduced to the extent necessary so that no portion of the Original Payments and Gross-Up Payments shall be subject to the Excise Tax, and the Company shall pay such reduced amount to him. The Company shall bear all costs incurred in connection with any calculations contemplated by this Section.

(c) If the Company or any taxing authority determines that the amounts previously paid to Employee exceeds the amount to which the Employee is entitled as a result of any reduction required by Section (b), Employee agrees to promptly return the excess amount to the Company.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NUTRISYSTEM, INC.

By: /s/ Joseph M. Redling_______________

Name: Joseph M. Redling

Title: President and CEO

EMPLOYEE:

/s/ Scott A. Falconer_______________________

Name: Scott A. Falconer